Exhibit 10.1

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of August 11, 2023, by and between The Howard Hughes Corporation, a Delaware corporation (“Assignor”), and Howard Hughes Holdings Inc., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as the date hereof (the “Merger Agreement”), by and among Assignor, Assignee, and HHC Merger Sub Co., a Delaware corporation (“Merger Sub”), at the Effective Time, (i) Merger Sub will be merged with Assignor (the “Merger”), with Assignor surviving the Merger as a wholly-owned subsidiary of Assignee, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, and (ii) each outstanding share of common stock, par value $0.01 per share, of Assignor (the “Assignor Common Stock”) will be converted into one share of common stock, par value $0.01 per share, of Assignee (the “Assignee Common Stock”), with the same designations, rights, powers, and preferences, and the qualifications, limitations, and restrictions thereof, as the shares of Assignor Common Stock immediately prior to the Merger (the “Reorganization”); and

WHEREAS, in connection with the Reorganization, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor, (i) any employee, director, and executive compensation plans pursuant to which the Surviving Corporation is obligated to, or may, issue equity securities to its directors, officers, or employees (collectively, all such plans, including any such plans listed on Exhibit A hereto, and any currently-effective amendments thereto and/or restatements thereof, the “Stock Incentive Plans”), (ii) each equity-based award agreement, program, sub-plan, notice, and/or similar agreement entered into or issued pursuant to the Stock Incentive Plans, and each outstanding award granted or assumed thereunder (collectively, the “Award Agreements”), and (iii) the other agreements and plans listed on Exhibit A hereto (the “Other Agreements and Plans” and, collectively with the Stock Incentive Plans and the Award Agreements, the “Assumed Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties intending to be legally bound, agree as follows:

Section 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.

Section 2. Assignment. Effective as of the Effective Time, Assignor hereby assigns to Assignee all of its rights and obligations under the Assumed Agreements.

Section 3. Assumption. Effective as of the Effective Time, Assignee hereby assumes all of the rights and obligations of Assignor under the Assumed Agreements and agrees to abide by and perform all terms, covenants, and conditions of Assignor under the Assumed Agreements. In consideration of the assumption by Assignee of all of the rights and obligations of Assignor under the Assumed Agreements, Assignor agrees to pay all expenses incurred by Assignee in connection with the assumption of the Assumed Agreements pursuant to this Agreement. At the Effective Time, the Assumed Agreements shall each be automatically amended as necessary to provide that references to Assignor in such agreements shall be read to refer to Assignee and references to the Assignor Common Stock in such agreements shall be read to refer to the Assignee Common Stock.

Section 4. Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful action as may be necessary or appropriate to cause the intent of this Agreement to be carried out, including, without limitation, entering into amendments to the Assumed Agreements and notifying other parties thereto of such assignment and assumption.

Section 5. Successors and Assigns. This Agreement shall be binding upon Assignor and Assignee, and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the transfers provided for herein.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 7. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 8. Entire Agreement. This Agreement, including Exhibit A attached hereto, together with the Merger Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9. Amendments. This Agreement may not be modified or amended except by a writing executed by the parties hereto.

Section 10. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 11. Third Party Beneficiaries. The parties to the various Award Agreements and the parties to the Other Agreements and Plans are intended to be third party beneficiaries to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSIGNOR:

THE HOWARD HUGHES CORPORATION

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Chief Executive Officer

ASSIGNEE:

HOWARD HUGHES HOLDINGS INC.

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Chief Executive Officer

[Signature Page – Assignment and Assumption Agreement]

Exhibit A

Assumed Agreements1

Stock Incentive Plans (and any and all applicable Award Agreements thereunder):2

1.	The Howard Hughes Corporation 2020 Equity Incentive Plan

2.	The Howard Hughes Corporation 2010 Equity Incentive Plan

3.	Warrant Agreement between The Howard Hughes Corporation and Grant Herlitz, dated October 4, 2017

Other Agreements and Plans:

1.	The Howard Hughes Corporation Deferred Compensation Plan

2.	Obligations of Assignor to provide pay or benefits under any non-management director compensation programs

3.	Second Amended and Restated Employment Agreement, dated December 1, 2020, between The Howard Hughes Corporation and David O’Reilly

4.	Employment Agreement, dated December 1, 2020, between The Howard Hughes Corporation and L. Jay Cross

5.	Employment Agreement, dated January 12, 2022, between The Howard Hughes Corporation and Carlos Olea

6.	Each presently effective indemnification agreement between Assignor and any current or former director or officer of Assignor

1 The Stock Incentive Plans and Other Agreements and Plans set forth in this Exhibit A include any and all currently-effective amendments thereto and/or restatements thereof.

2 Each Stock Incentive Plan includes any and all applicable Award Agreements thereunder (any and all equity-based award agreements, programs, sub-plans, notices, and/or similar agreements entered into or issued pursuant to the Stock Incentive Plans, and each outstanding award granted or assumed thereunder).